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Exhibit 8(c)

                  SEPARATE ACCOUNT AND UNIT VALUE FEE PROPOSAL
                            EFFECTIVE JANUARY 1, 2001


                                                                                                      PROPOSED
                                                                   CURRENT          PROPOSED          MONTHLY
                                                                 MONTHLY FEE       MONTHLY FEE        INCREASE

SEPARATE ACCOUNTS                                              $     66,666.67   $     99,000.00   $     32,333.33
Flat Fee for up to 15 Separate Accounts with Investments

UNIT VALUE CALCULATIONS
Flat Fee for up 1,800 Fund of Fund Accounts                    $    166,666.67   $    166,666.67   $
Flat Fee for next 700 Accounts (1,801 - 2,500)                                   $     10,000.00   $     10,000.00
Flat Fee for next 500 Accounts (2,501 - 3,000)                                   $      6,666.67   $      6,666.67
Flat Fee for next 500 Accounts (3,001 - 3,500)                                   $      6,000.00   $      6,000.00
Flat Fee for next 500 Accounts (3,501 - 4,000)                                   $      4,500.00   $      4,500.00
Flat Fee for next 500 Accounts (4,001 - 4,500)                                   $      3,000.00   $      3,000.00
Flat Fee for next 500 Accounts (4,501 - 5,000)                                   $      2,500.00   $      2,500.00



Agree:    /s/ John O'Connor                       /s/ Eric Jones
          --------------------                    --------------------
          Delaware Investments                    Lincoln Life
Date:     January 3, 2001